Exhibit 99.1

PRESS RELEASE

MAA Announces Estimated Impact of Hurricanes Harvey and Irma

Memphis, TN, September 21, 2017. MAA (NYSE: MAA) today announced that the Company sustained only minor damage to its Houston, Texas area portfolio as a result of Hurricane Harvey. Likewise, only minor damage was sustained to the Company’s portfolio of Florida properties located in Tampa, Orlando, and Jacksonville as well as properties in Savannah, Georgia and Charleston, South Carolina as a result of Hurricane Irma.

No apartment units were taken off-line due to the hurricanes and all communities remain fully operational.

After a full assessment of damages, the Company estimates total costs of approximately $3.5 million, primarily for tree clean-up and other landscaping work as well as remediating some minor and isolated water intrusion. Approximately 70% of these costs are expected to be operating expenditures with the remaining 30% representing capital expenditures.

The Company does not expect these costs to impact the earnings guidance range provided in the second quarter earnings release.

About MAA

MAA, an S&P 500 company, is a real estate investment trust focused on delivering full-cycle and superior investment performance for shareholders through the ownership, management, acquisition, development and redevelopment of quality apartment communities throughout the United States. As of June 30, 2017, MAA had ownership interest in 101,928 apartment units, including communities currently in development, across 17 states and the District of Columbia. Please visit us online at www.maac.com or contact Investor Relations at investor.relations@maac.com for additional information.

Forward-Looking Statements

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These statements include, among other things, statements relating to our expectations concerning Hurricane Harvey's and Hurricane Irma’s impact on our assets, business and results of operations. All forward looking statements are made as of the date hereof, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe that expectations reflected in any forward-looking statement are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc. with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.